As filed with the Securities and Exchange Commission on March 20, 2008	Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NATIONAL GRID plc
(formerly known as National Grid Transco plc)
(formerly known as National Grid Group plc)
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0367158 (I.R.S. Employer Identification No.)
1-3 Strand
London WC2N 5EH
United Kingdom
(Address of Principal Executive Offices)
National Grid USA Companies’
Incentive Thrift Plan I
National Grid USA Companies’
Incentive Thrift Plan II
(Full Title of the Plans)
Lawrence J. Reilly
National Grid USA
c/o 25 Research Drive
Westborough, MA 01582
(Name and Address of Authorized US Representative Agent for Service)
(508) 389-9000
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Helen Mahy National Grid, plc 1-3 Strand London WC2N 5EH England	Lawrence J. Reilly National Grid USA c/o 25 Research Drive Westborough, MA 01582
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
		Offering Price	Maximum	Amount of
Title of Securities to be	Amount to be	Per	Aggregate	Registration
Registered	Registered(2)	Share(3)	Offering Price(3)	Fee
American Depositary Shares(1)	9,000,000	$71.86	$646,740,000	$25,417

(1)	The American Depositary Shares (“ADS”) are evidenced by American Depositary Receipts and each represents five ordinary shares of National Grid plc (the “Registrant”).

(2)	The number of shares being registered represents additional ADS authorized for issuance under the Registrant’s National Grid USA Companies’ Incentive Thrift Plan I and National Grid USA Companies’ Incentive Thrift Plan II (collectively, the “Plans”), but not previously registered, to provide a number of shares as may be purchased from time to time at market prices for participants in the Plans. 4,000,000 shares of the Registrant’s American Depositary Shares were previously registered for issuance under the Plans on Form S-8, as filed July 29, 2002, under Registration Statement No. 333-97249 (the “Prior Registration Statement”).

(3)	Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933. Such price has been computed based on the average of the high and low sales prices on the New York Stock Exchange on March 17, 2008, and is used solely for the purpose of determining the registration fee.
     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

PART II
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 8. EXHIBITS.
SIGNATURES
EXHIBIT INDEX
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPER LLP
EX-23.2: CONSENT OF PRICEWATERHOUSECOOPER LLP
EX-23.3: CONSENT OF PRICEWATERHOUSECOOPER LLP
EX-24: POWER OF ATTORNEY

EXPLANATORY NOTE
     In accordance with General Instruction E of Form S-8, this Registration Statement is being filed by National Grid plc (the “Registrant”) for the purpose of registering an additional 9,000,000 American Depository Shares (“ADS”) to be offered and sold under the Registrant’s National Grid USA Companies’ Incentive Thrift Plan I and National Grid USA Companies’ Incentive Thrift Plan II (collectively, the “Plans”), which Plans were previously approved by the stockholders of the Registrant. The Plans are an amendment and restatement of the Registrant’s National Grid USA Companies’ Incentive Thrift Plan I and Thrift Plan II, with respect to which the Registrant filed, on July 29, 2002, a registration statement on Form S-8 (registration no. 333-97249 (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”). In accordance with General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Prior Registration Statement relating to the same Plans as may be amended and restated from time to time, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Articles of Association
Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association of Registrant or any contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability that he may incur in his capacity as such.
Deed of indemnity
The Registrant has entered into Deeds of Indemnity with each of the directors of the Registrant that, subject to certain conditions, the Registrant will indemnify the director against any liability incurred by him in connection with any negligence, default, breach of duty or breach of trust by the director in relation to the Registrant or any Associated Company or the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office as employee, officer, trustee or agent of the Registrant and/or Associated Company. The Registrant must provide funds or do such things as may enable the director to avoid incurring expenditure for (i) defending any proceedings, civil or criminal or (ii) in connection with any application under section 144 (3) of the Companies Act 1985 (acquisition of shares by innocent nominee) or section 727 of the Companies Act 1985 (general power to grant relief in case of honest and reasonable conduct).
“Associated Company” means:
(i)	a subsidiary undertaking or holding company of the Registrant from time to time, or a subsidiary undertaking of the Registrant’s holding company; or

(ii)	any undertaking (a) in which the Registrant or any of its subsidiary undertakings holds any share capital and (b) of which the Director is a director and in such capacity is a nominee of the Registrant or any of its subsidiary undertakings; or

(iii)	any undertaking in which the Director is acting as officer, employee, trustee or agent at the Registrant’s request.
Indemnity and insurance
Article 131 of the Articles of Association of Registrant provides as follows:
131	Indemnity and insurance

131.1	Subject to the law, we will indemnify all our Directors and officers out of our own funds against the following:
(a)	Any liability incurred by or attaching to them in connection with any negligence, default, breach of duty or breach of trust by them in relation to NG other than:

(i)	any liability to us or any associated company; and
(ii)	any liability of the kind referred to in Sections 309B(3) or (4) of the Companies Act.
(b)	Any other liability incurred by or attaching to them:
(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or office.
Where a Director or officer is indemnified against any liability in line with this Article 131, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by them.
131.2	As well as the cover provided under Article 131.1 above, the Directors will have power to purchase and maintain insurance for or for the benefit of:
(a)	any person who is or was at any time a Director or officer of any relevant company; or

(b)	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any relevant company are interested.
This includes insurance against any liability incurred by or attaching to them through any act or omission:
(i)	in actually or seemingly carrying out their duties;
(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or offices;
in relation to:
(aa)	any relevant company;

(bb)	any pension fund; or

(cc)	any employees’ share scheme;
and all costs, charges, losses, expenses and liabilities incurred by them in relation to any act or omission.
131.3	Subject to the law, we will:
(a)	provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in Section 337A(2) of the Companies Act; and

(b)	do anything to enable a Director or officer to avoid incurring such expenditure, but any funds we provide or other things we do will be in line with Section 337A(4) of the Companies Act.
UK Companies Act 2006
With effect from 1 October 2007, the following provisions of the Companies Act 2006 (inserted by para. 2(1)(d) Companies Act 2006 (Commencement No. 3, Consequential Amendments, Transitional Provisions and Savings) Order 2007) provide as follows:
“232 Provisions protecting directors from liability
(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void except as permitted by —

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).
(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.
233 Provision of insurance
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
234 Qualifying third party indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director —
(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	n connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose —
(a)	a conviction, judgment or refusal of relief becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and
(b)	an appeal is disposed of —
(i)	if it is determined and the period of bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
235 Qualifying pension scheme indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose —
(a)	a conviction becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal is disposed of, and
(b)	an appeal is disposed of —
(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”
256 Associated bodies corporate
For the purposes of this Part —
(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”
239 Ratification of acts of directors
(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) not any member connected with him is an eligible member.

(4)	Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section —
(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6)	Nothing in this section affects —
(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.
(7)	This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”
1157 Powers of Court to Grant Relief in Certain Cases
(1)	If in proceedings for negligence, default, breach of duty or breach of trust against —
(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company).

(c)	it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.
(2)	If any such officer or person has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust —
(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.
(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Insurance

Under section 232 of the Companies Act 2006 the Registrant may not provide an indemnity, or include provisions in its articles of association or in separate contracts for the purpose of exempting directors from liability for their negligence, default, breach of duty or breach of trust. However, Registrant may, however, insure its directors (as well as its officers) against any such liability to the Registrant and, in the circumstances set out in section 234, to third parties. Therefore, the Registrant procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which Registrant, its subsidiaries are not permitted or are otherwise unable to meet by way of indemnity. While defence costs may be met, neither Registrant’s indemnity nor the insurance provides coverage in the event that a director or officer is the subject of criminal or regulatory fines or penalties or is proved to have acted fraudulently or dishonestly. The Registrant also procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for its benefit where it has indemnified directors and officers under the indemnity agreements referred to above.
ITEM 8. EXHIBITS.
23.1	Consent of PricewaterhouseCoopers LLP re 20-F financial statements.

23.2	Consent of PricewaterhouseCoopers LLP re Incentive Thrift Plan I.

23.3	Consent of PricewaterhouseCoopers LLP re Incentive Thrift Plan II.

24.	Power of Attorney (included on the signature page of this registration statement).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England.

NATIONAL GRID plc
By:	/s/ Steve Holliday
	Name:	Steve Holliday
	Title:	Chief Executive

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Name	Title

/s/ Steve Holliday	Chief Executive, Executive Director (Principal Executive Officer)

/s/ Steve Lucas	Finance Director, Executive Director (Principal Financial Officer)

/s/ Steve Lucas	Accounting Director, Executive Director (Principal Accounting Officer)

Nick Winser	Executive Director*

Mark Fairbairn	Executive Director*

Edward Astle	Executive Director*

Robert B. Catell	Executive Director*

Thomas B. King	Executive Director*

Sir John Parker	Non-Executive Director*

Linda Adamany	Non-Executive Director*

John Allan	Non-Executive Director*

Ken Harvey	Non Executive Director*

Name	Title

Stephen Pettit	Non-Executive Director*

Maria Richter	Non-Executive Director*

George Rose	Non-Executive Director*

/s/ Lawrence J. Reilly	Authorized United States Representatives
POWER OF ATTORNEY
*Helen Mahy, the undersigned attorney-in-fact, by signing her name hereto, does execute this Registration Statement on behalf of the above-named Directors pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

23.1	Consent of PricewaterhouseCoopers LLP re 20-F financial statements.

23.2	Consent of PricewaterhouseCoopers LLP re Incentive Thrift Plan I.

23.3	Consent of PricewaterhouseCoopers LLP re Incentive Thrift Plan II.

24.	Power of Attorney (included on the signature page of this registration statement).